Exhibit 21.1
Subsidiaries of ExactTarget, Inc.

ExactTarget Limited (UK)
ExactTarget Pty Ltd (Australia)
ExactTarget Tecnologia Ltda. (Brazil)
ExactTarget Brazil Holding Company, Inc. (US - Delaware)
ExactTarget GmbH (Germany)
ExactTarget Canada, Inc. (Canada)
ExactTarget SAS (France)
ExactTarget AB (Sweden)
Pardot LLC (US - Georgia)
iGoDigital Holdings, LLC (US - Indiana)
iGoDigital, Inc. (US - Indiana)